Exhibit 99.1

Hercules Offshore Announces Agreement to Divest of Land Rig Fleet

Hercules Offshore, Inc. (Nasdaq: HERO) today announced that it has entered into agreements with Petrex Sudamerica Sucursal de Venezuela S.A. and Saipem Perfurações e Construções Petrolíferas Lda. (collectively, “Saipem”) for the sale of its nine land rigs and related assets (“Land Assets”). The Land Assets include six land rigs in Venezuela, one in Trinidad and two in the United States. The purchase price is approximately $107 million and the transaction is expected to close late in the fourth quarter of 2007.

Randy Stilley, Chief Executive Officer and President of Hercules Offshore, commented, “In fitting with our long-stated strategy of focus on shallow water oilfield services, I am pleased we reached this agreement to sell the land rig fleet, that was formerly part of TODCO, such a short time after closing on the acquisition of TODCO. In the coming months, we expect to identify attractive opportunities to reinvest the proceeds from the sale into assets in our core business.”

Headquartered in Houston, Hercules Offshore, Inc. operates a fleet of 33 jackup rigs, 27 barge rigs, 65 liftboats, three submersible rigs, one platform rig and a fleet of marine support vessels operated through a wholly owned subsidiary, and has operations in nine different countries on four continents. The company offers a range of services to oil and gas producers to meet their needs during drilling, well service, platform inspection, maintenance, and decommissioning operations in shallow waters.

Source: Hercules Offshore, Inc.

Contact: Stephen M. Butz, Vice President Finance and Treasurer of Hercules Offshore, Inc., 713-979-9832

Website: http://www.herculesoffshore.com